Exhibit 10.22

STOCK PURCHASE AGREEMENT

By and Among

OPTICAL CABLE CORPORATION

and

G. THOMAS HAZELTON, JR. and DANIEL ROEHRS

Made effective as of October 31, 2009

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 31st day of October, 2009, by and among Optical Cable Corporation, a Virginia corporation (“Buyer”), and G. Thomas Hazelton, Jr. and Daniel Roehrs (each a “Stockholder” and collectively, the “Stockholders”), and provides as follows:

BACKGROUND

The Stockholders in the aggregate own all of the issued and outstanding capital stock of Applied Optical Systems, Inc. (the “Company”) prior to the exercise of the Warrant (defined below). Buyer has loaned funds to the Company from time to time pursuant to a Loan and Security Agreement dated April 22, 2005, as amended (the “AOS Loan” or “Loan”).

As of October 30, 2009, at 11:15pm (Plano, Texas time), Buyer exercised its right to purchase a fifty-six percent (56%) equity interest in the Company on a fully diluted, as converted basis, pursuant to the terms of a certain Warrant issued to the Buyer by the Company dated April 22, 2005, as amended (the “Warrant”), and contemporaneously therewith, Buyer exercised its rights to acquire an additional 10% equity interest in the Company on a fully diluted, as converted basis, in addition to the exercise of the Warrant, bringing Buyer’s equity interest in the Company to 66% on a fully diluted, as converted basis. Company and Buyer entered into a Loan and Security Agreement dated April 22, 2005, as amended, in connection with the AOS Loan.

This Agreement contemplates a transaction in which Buyer will purchase from the Stockholders and the Stockholders will sell to Buyer all of the outstanding capital stock of the Company, except for capital stock acquired by Buyer immediately prior to the execution of this Agreement as set forth above (the “Stock”), for the consideration set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. STOCK PURCHASE

1.1 Stock. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Stockholders will sell to Buyer, and Buyer will purchase from the Stockholders, the Stock, free and clear of all Liens (as defined below), for the Purchase Price, payable in the manner set forth in this Agreement.

1.2 Purchase Price. For purposes of this Agreement, the “Purchase Price” shall mean the amounts payable to the Stockholders by Buyer for the Stock as set forth below in this Section 1.2, calculated in the following manner:

(i) $250,000 in cash or immediately available funds payable to the Stockholders at Closing.

(ii) The payment of certain contingent amounts to the Stockholders based upon the Derived EBITDA (as defined below) of the Company, calculated and paid as specifically set forth in Section 1.6 hereof (the “Earn Out Amount”).

(iii) Termination of the existing personal guaranties of the AOS Loan by the Stockholders.

1.3 Indemnification for Certain Litigation Expenses. The Stockholders shall jointly and severally pay to Buyer, as an adjustment to the Purchase Price, any costs or expenses paid by the Company after the date of this Agreement of any kind or nature relating to the litigation disclosed on Schedule 3.7 attached hereto (collectively the “Litigation Expenses”).

1.4 Exchange of Certificates and Payment of Cash.

(a) Cash Payment. At Closing and in exchange for the Stock, Buyer shall cause to be paid to the Stockholders pro rata according to their ownership interest as set forth on Schedule 3.6(a), by wire transfer: $250,000 in accordance with the provisions of Section 1.2(i). Notwithstanding the foregoing, said wire transfer may be made to Stockholder’s counsel on or before Closing to be held in escrow pursuant to a Side Letter dated the date hereof and shall not be disbursed to Stockholders unless and until permitted under said Side Letter.

(b) Certificate Delivery Requirements. At the Closing, the Stockholders shall deliver to Buyer the certificates (the “Certificates”) representing the Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers in form acceptable to the Company duly executed by the Stockholders and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders’ expense, affixed and canceled. The Stockholders shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates.

(c) No Further Ownership Rights in Capital Stock of the Company. The payments of the cash amount to Stockholders at Closing (pursuant to Section 1.2(i)), and the contractual agreement of Buyer to be obligated to pay to Stockholders any Earn Out Amount pursuant to Section 1.2(ii), if earned, all upon the surrender for exchange of shares of the Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Stock, and following the Closing, the Stockholders shall have no further rights to, or ownership in, shares of capital stock of the Company.

1.5 Stockholders Representative.

(a) The Stockholders, by signing this Agreement, designate G. Thomas Hazelton, Jr. to be the “Stockholders Representative” for purposes of this Agreement. The Stockholders shall be bound by any and all actions taken by the Stockholders Representative on their behalf.

(b) Buyer shall be entitled to rely upon any communication or writings given or executed by the Stockholders Representative. All communications or writings to be sent to Stockholders pursuant to this Agreement may be addressed to the Stockholders Representative and any communication or writing so sent shall be deemed notice to all of the Stockholders hereunder. The Stockholders hereby consent and agree that the Stockholders Representative is authorized to accept deliveries, including any notice, on behalf of the Stockholders pursuant hereto.

(c) The Stockholders Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement and the Closing of any and all transactions contemplated in connection with this Agreement. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder or by operation of law; provided, however, in the event that G. Thomas Hazelton, Jr. dies or becomes disabled and unable to serve in such capacity, the Stockholders designate Daniel Roehrs to be the Stockholders Representative.

1.6 Post-Closing Earn-Out Amount.

(a) The Earn Out Amount will be equal to:

(i)	30% multiplied by the amount equal to:

(y) one-fifth ( 1/5) of the sum of:

the derived enterprise value of Company’s operations during each of the fiscal years ending October 31, 2012, 2013, 2014, 2015 and 2016 with such derived enterprise value for each such fiscal year (each a “Fiscal Year Enterprise Valuation”) calculated as 5.5 times Derived EBITDA (as the term is defined below) for such fiscal year;

(z) LESS $8.2 million reduced dollar for dollar by any litigation recovery ordered by a court of competent jurisdiction and actually received by the Company for the litigation set forth on Schedule 3.7 hereof (any “Recovery”);

—in other words: 30% multiplied by: [ (one-fifth of the sum of [(FY 2012 Derived EBITDA*5.5)+(FY 2013 Derived EBITDA*5.5)+(FY 2014 Derived EBITDA*5.5)+(FY 2015 Derived EBITDA*5.5)+ (FY 2016 Derived EBITDA*5.5)] ) less [$8.2 million reduced dollar for dollar by any Recovery]

and

(ii)	LESS any unpaid indemnified liabilities (including, without limitation, any owed pursuant to Article 8 of this Agreement), unpaid Litigation Expenses calculated in accordance with Section 1.3, or other amounts owed to Buyer by the Stockholders as set forth in this Purchase Agreement.

(b) “Derived EBITDA” for each fiscal year ending October 31, 2012, 2013, 2014, 2015 and 2016 will be calculated as set forth on Schedule 1.6 (b) attached hereto (and subject to the other provisions of this Section 1.6 and Section 1.7).

(c) Subject to the adjustments contemplated by Section 1.6(a)(ii) and Section 1.7, the Earn Out Amount payable to the Stockholders will be a minimum of $750,000 and a maximum of $14.75 million. Any Earn Out Amount owed shall be payable in the following manner: (i) first, $100,000 to Daniel Roehrs, and (ii) then any remaining Earn Out Amount to the Stockholders pro rata according to their ownership interest as set forth on Schedule 3.6(a), and shall be paid on or before January 31, 2017. The Earn Out Amount shall be payable by Buyer, at its election, in either immediately available funds or in common stock of Buyer, or a combination thereof as determined by Buyer. In the event that any portion of the Earn Out Amount is paid in common stock of Buyer, then: (x) the price of such common stock of Buyer shall be deemed to be the average closing price on the stock exchange on which such stock is then listed during the period commencing November 1, 2016 and ending January 25, 2017; (y) Buyer agrees to register such common stock of Buyer with the Securities and Exchange Commission, and agrees to file the required registration statement with the Security and Exchange Commission within ninety (90) days of payment of the Earn Out Amount in common stock; and (z) the common stock shall be subject to the Buy-Sell Agreement (defined below) entered into by the Stockholders as of the date of this Agreement on behalf of themselves and on behalf of their estates, heirs, successors or assigns. Notwithstanding any contrary provision in this Section 1.6(c), in the event that Buyer’s common stock is not available for trading on any national exchange or listing service at the time the Earn Out Amount is paid, then Buyer agrees to pay the entire Earn Out Amount, if any, in immediately available funds.

(d) As promptly as practicable after the end of each fiscal years ended October 31, 2012, 2013, 2014, 2015 and 2016, but in no event later than the January 31 following the end of each such fiscal year, Buyer will prepare a statement of the Fiscal Year Enterprise Valuation of the Company for such fiscal year, computed in accordance with the provisions of Section 1.6(a)(i)(y). Further, on or before January 31, 2017, Buyer shall prepare a statement of the Earn Out Amount owed by Buyer to the Stockholders and shall pay such Earn Out Amount to the Stockholders as provided in this Agreement; provided, however, that if there is a disagreement among Buyer and the Stockholders as to the Earn Out Amount, then the Earn Out Amount shall be payable in immediately available funds within ten (10) days following final determination of the Earn Out Amount as provided in this Agreement.

(e) If Stockholders’ Representative disagrees with the calculation of the Derived EBITDA for any fiscal year as calculated pursuant to Section 1.6(b) (including the appropriate revenues or expenses including therein), the Fiscal Year Enterprise Valuation or, when applicable, the Earn Out Amount, Stockholders’ Representative shall notify Buyer in writing of such disagreement within seven (7) business days after receipt thereof (such notice setting forth the basis for such disagreement in reasonable detail) and the Stockholders’ Representative and Buyer shall thereafter negotiate in good faith to resolve any such disagreements. If the Stockholders’ Representative and Buyer are unable to resolve any such disagreements within 30 days, the Stockholders’ Representative and Buyer shall refer such disagreement to the Auditor (as defined below), and shall cooperate to assist the Auditor to resolve all disagreements as soon as practicable.

The “Auditor” shall be an audit partner of a certified public accounting firm which employs on a full-time basis at least 75 accountants and which is authorized to audit public companies as a PCAOB qualified firm. The Auditor will be selected by mutual agreement by Buyer and Stockholders’ Representative. In the event that Buyer and Stockholders’ Representative cannot agree on the selection of an auditor, then each shall select an auditor and the two auditors selected shall choose a third auditor to serve as the Auditor who shall be an audit partner in the Atlanta, Georgia offices of Grant Thornton, LLP. The resolution of such disagreements by the Auditor shall be final and binding on Buyer and the Stockholders. The fees and expenses of the Auditor shall be shared equally by Buyer and the Stockholders.

(f) The obligations of Buyer to pay the Earn Out Amount shall survive and, except as otherwise agreed to in writing by Buyer and Stockholders, Derived EBITDA shall continue to be calculated precisely as contemplated by Section 1.6(b), in the event of any sale, acquisition or merger of Company and/or Buyer, including, but not limited to, instances of Company being merged into Buyer or any direct or indirect subsidiary of Buyer such that the Company is not the surviving corporation under applicable law.

(g) Except as otherwise agreed to in writing by Buyer and the Stockholders, the Earn Out Amount shall only be payable with respect to positive financial contributions in the form of Derived EBITDA by the Company to Buyer without including any other entity hereafter merged into or otherwise consolidated with the Company, except as set forth in Section 1.6(h) below. In the event that Buyer causes any entity to merge or otherwise consolidate into the Company such that the Company is the surviving corporation under applicable law, the Company shall maintain such financial reporting systems as are necessary to accurately calculate the Derived EBITDA and the Earn Out Amount without taking into account the results of any other operations of the Company or any such other entity.

(h) In the event Buyer is acquired by or acquires stock or assets or otherwise combines with an entity which manufactures, designs or sells products which, after such acquisition or combination would be included in the definition of “AOS Products” (as defined in Schedule 1.6(b) attached hereto) (such entity, a “Competitive Entity”), in order to avoid any artificial increase in the Earn Out Amount as a result of such acquisition or combination and to avoid any artificial decrease in the Earn Out Amount as a result of the replacement of a line of AOS Products offered by the Company with an equivalent product line offered by the Competitive Entity after such acquisition or combination, then for purposes of calculating Derived EBITDA, all net sales of products (after such acquisition or combination) meeting the definition of AOS Products (whether sold by the Company or the Competitive Entity) shall be considered net sales of AOS Products; provided, however, that the net sales of AOS Products included in the calculation of Derived EBITDA and the Earn Out Amount after such acquisition or combination will be equal to the total of sales of all products meeting the definition of AOS

Products (whether sold by the Company or the Competitive Entity), multiplied by a fraction, the numerator of which is equal to the net sales of AOS Products sold by the Company during the prior twelve months immediately prior to such acquisition or combination and the denominator of which is equal to the total of sales of all products meeting the definition of AOS Products (whether sold by the Company or the Competitive Entity) during the prior twelve months immediately prior to such acquisition or combination.

1.7 Notwithstanding anything in Section 1.6 to the contrary, the Earn Out Amount payable to any Stockholder shall be calculated as follows (and there shall be no increase in the Earn Out Amount payable to the other Stockholder) in the event that (i) a Stockholder voluntarily resigns or Stockholder otherwise terminates his employment with the Company and/or Buyer, as applicable (including any successors), other than a termination arising from death or Severe Disability (as defined below) and other than a termination arising from a “Resignation for Good Reason” (as defined below), or (ii) such Stockholder’s employment with the Company and/or Buyer, as applicable (including any successors) is terminated for Cause (as defined below): the Earn Out Amount that otherwise would have been payable to such Stockholder shall be multiplied by a fraction the denominator of which is 72 (reflecting the number of months between November 1, 2010 and October 31, 2016) and the numerator of which is the number of months between November 1, 2010 and October 31, 2016, if any, in which such Stockholder was an employee of the Company and/or Buyer, as applicable.

For purposes of this Section 1.7, termination for “Cause” shall include termination of employment for (i) intentional nonperformance or misperformance of his duties as an employee, or his refusal to abide by or comply with the reasonable directives of the person to whom he reports, which actions continue for a period of at least thirty (30) days after receipt by Stockholder of written notice of the need to cure or cease, (ii) Stockholder’s willful dishonesty, fraud or misconduct with respect to the business or affairs of Company and/or Buyer (including any successors), that in the reasonable judgment of the CEO of Buyer at Closing, or in the event CEO is no longer employed by Buyer then in the unanimous judgment of the then Board of Directors of Buyer (including any successor) materially and adversely affects the Company and/or Buyer (including any successors), (iii) Stockholder’s conviction of, or plea of nolo contendere to, a felony, and/or (iv) any intentional breach or material breach as a result of gross negligence of Stockholder, of any confidentiality, nonsolicitation and/or noncompetition agreements entered into with Buyer.

For purposes of this Section 1.7, “Severe Disability” shall be deemed to occur at the point in time in which both of the following are the case: (i) Stockholder is unable to perform the essential functions of his position, with reasonable accommodation, for at least 30 hours per week either (y) during a continuous period of 180 days or (z) for 270 days (whether or not continuous) during any continuous period of 540 days, and further that it is not expected, in the reasonable judgment of CEO of Buyer that the Stockholder’s situation is likely to improve sufficiently within ninety (90) days after such inability that Stockholder will be able to perform the essential functions of his position, with reasonable accommodation, for such periods set forth in clauses (y) and (z) above on a prospective basis; and (ii) Stockholder is determined to be disabled by a physician in accordance with the Company’s and/or Buyer’s policies and practices, as applicable, regarding designing an employee as disabled.

For purposes of this Section 1.7, “Resignation for Good Reason” shall be deemed to occur in the event that a Stockholder resigns his position with the Company as a result of being asked or directed by the CEO or President of Buyer to commit a felony, and CEO or President, as the case may be, of Buyer does not with thirty (30) days withdraw his request after being provided with prior written notice by Stockholder that Stockholder considers such act a felony.

1.8 Notwithstanding anything in Section 1.6 or Section 1.7 to the contrary, in the event of a Change in Control (as defined below) prior to payment of the Earn Out Amount, the acquiring entity shall be required to join in the obligations of Buyer under this Agreement by signing a joinder or assumption agreement and it will be considered a breach of this Agreement for any such acquiring entity to transfer assets out of the Company or the Buyer, or takes such other action, in either case designed for the purpose of artificially avoiding the payment of an Earn Out Amount that would otherwise be due to the Stockholders. Within 10 business days after a Change in Control (as defined below), the Stockholders shall be provided (i) written notice of any proposed Change in Control (as defined below), and (ii) a copy of the signed joinder or assumption agreement. For purposes of this Section 1.8, “Change in Control” occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of securities of the Buyer having 100% of the combined voting power of the then outstanding securities of the Buyer that may be cast for the election of the Buyer’s directors; or (ii) as result of a merger or other business combination, a sale of assets, or any combination of these events, the persons who were directors of the Buyer before such events cease to constitute a majority of the Buyer’s Board, or any successor’s board. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

2. CLOSING

The consummation of the transfer of the Stock by Stockholders to Buyer and payment by Buyer of the Purchase Price to Stockholders and the consummation of other related transactions contemplated by this Agreement to occur at the same time (the “Closing”) shall occur after the delivery by Buyer of a written notice to Stockholders’ Representative indicating (i) the date upon which the Closing will occur and (ii) that all conditions to Closing have been satisfied or waived, at which point the Closing will occur at noon eastern time on such date (which date or such other date as the parties hereto mutually agree upon shall be referred to as the “Closing Date”), and all of the transactions contemplated herein to be effected at Closing shall be effected.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

To induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Stockholders, jointly and severally, represents and warrants to Buyer as follows (for purposes of this Agreement, the phrases “knowledge of the Company” or the “Company’s knowledge,” or words of similar import, mean the knowledge of the Stockholders, and R. M. Flower, including facts of which any of them should, in the prudent exercise of their duties, be aware):

3.1 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement. The Company is duly qualified to conduct business and is in good standing in each state in which a failure to be so qualified would have a materially adverse effect on the Company’s financial position or its ability to conduct its business in the manner now conducted.

3.2 Subsidiaries. The Company has no subsidiaries and has no direct or indirect ownership interests in any other entity.

3.3 Authorization. The Company has the full legal right, power and authority to enter into and perform its obligations under this Agreement, without the consent or approval of any other person, firm, governmental agency or other legal entity. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with any provision of law, any applicable judgment, ordinance, regulation or order of any court or governmental agency, the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or any agreement binding upon it or its properties or either Stockholder. The officer(s) executing this Agreement is (are) duly authorized to act on behalf of the Company. Each Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby and to perform his respective obligations pursuant to the terms of this Agreement.

3.4 Validity and Binding Effect. This Agreement is the legal, valid and binding obligation of the Company and each Stockholder, enforceable in accordance with its terms.

3.5 No Defaults. Consummation of the transactions hereby contemplated and the performance of the obligations of the Company and the Stockholders hereunder will not result in any breach of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company or any mortgage, security deed or agreement, deed of trust, lease, loan or credit agreement, partnership agreement, license, franchise or any other material instrument or agreement to which the Company or either of the Stockholders is a party or by which the Company or its properties or either of the Stockholders may be bound or affected.

3.6 Capitalization; Issuance of Preferred Shares. After the exercise of the Warrant by the Buyer and the acquisition of an additional 10% of the Company’s capital stock on a fully diluted, as converted basis, the authorized capital stock of the Company is set forth on Schedule 3.6(b) and the issued and outstanding capital stock of the Company, as well as any rights to acquire any capital stock of the Company, is set forth on Schedule 3.6(b). All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth on Schedule 3.6(b) free and clear of all Liens (defined below). All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company. Other than any rights of Buyer (i) there are no options, warrants or rights to acquire any shares of capital stock of the Company authorized, issued or outstanding, nor is the Company obligated in any other manner to issue such shares and (ii) the Company does not have any shares reserved for issuance. There are no restrictions on the transfer of such shares of the Company other than those imposed by applicable state and federal securities laws. Except for the Buyer, no holder of any security of the Company is entitled to any preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which the Company is a party or that is otherwise binding upon the Company with respect to the issuance of any such shares of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the transactions contemplated by this Agreement, Buyer will be the record and beneficial owner of all outstanding capital stock of the Company and all rights to acquire any capital stock of the Company. For purposes of this Agreement, “Lien” and “Liens” means, excluding those in favor of Buyer, any mortgage, security interest, pledge, hypothecation, claim, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Virginia Uniform Commercial Code or comparable law of any jurisdiction).

3.7 Litigation. Except as described on Schedule 3.7, there are no actions, suits or proceedings pending, or, to the knowledge of the Company, threatened, against or affecting the Company or its business or prospects, at law or in equity, or before any governmental or administrative agency, except actions, suits and proceedings that are fully covered by insurance and that, if adversely determined, would not impair the ability of the Company to perform each and every one of its obligations hereunder; and the Company is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

3.8 Confidentiality Agreements. All of the employees of the Company and any consultants with access to any proprietary or confidential information have executed confidentiality, nonsolicitation and noncompete agreements with the Company, true and complete copies of which have been provided to Buyer.

3.9 Financial Statements. The Company has delivered to Buyer a balance sheet of the Company as at October 31, 2008 (the “Balance Sheet Date”), and the related statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended (together with the notes thereto) as audited by an independent accounting firm (the “Audited FY 2008 Financials), and a balance sheet of the Company as of September 30, 2009, and the related statement of income for the seven months then ended (the “Interim Financial Statements”). The Audited FY 2008 Financial Statements (i) fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company at and for the fiscal year ended October 31, 2008, in accordance with generally accepted accounting principles used in the United States, applied on a consistent basis (“GAAP”), (ii) are correct and complete, and (iii) are consistent with the books and records of the Company (which books and records are correct and complete). The Interim Financial Statements (i) fairly present the financial condition and the results of operations of the Company at and for the seven (7) months ended September 30, 2009, in accordance with GAAP, except that the Interim Financial Statements exclude notes, do not include statements of cash flow and changes in stockholders’ equity, and do not include an appropriate classification of certain expenses between cost of goods sold and selling, general and administrative expenses, (ii) are correct and complete, and (iii) are consistent with the books and records of the Company (which books and records are correct and complete). No financial statements of any person or entity other than the Company are required by GAAP to be included in the Audited FY 2008 Financial Statements or the Interim Financial Statements. The Audited FY 2008 Financial Statements and the Interim Financial Statements reflect the consistent application of accounting principles throughout the periods involved.

3.10 Compliance With Law. Except as set forth in Schedule 3.10, the Company has to its knowledge, obtained all licenses, permits and governmental approvals and authorizations necessary or proper in order to conduct its business and affairs as heretofore conducted and as hereafter intended to be conducted. To its knowledge, the Company is in compliance with all laws, regulations, decrees and orders applicable to it (including, but not limited to, laws, regulations, decrees and orders relating to export compliance, environmental, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), except where failure to comply would not have a material adverse effect on the Company or the Company’s assets or financial condition; and any noncompliance, in the aggregate, cannot reasonably be expected to have an adverse effect on its business, operations, property or financial condition.

3.11 Taxes. Except as set forth on Schedule 3.11, the Company has filed or caused to be filed all tax returns that are required to be filed (except for returns that have been appropriately extended), and has paid all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on it by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved). No tax liens have been filed against the Company or any of its assets or property.

3.12 Certain Transactions. Except as disclosed in Schedule 3.12, the Company is not indebted, directly or indirectly, to any of its officers, directors, employees or Stockholders, or to their spouses, children or other immediate family members or to any entity or trust affiliated with or directly or indirectly controlled by any of the foregoing; none of said officers, directors, employees and Stockholders or any members of their immediate families or such entities or trusts are indebted to the Company or have any direct or indirect ownership interest in any firm, corporation or other entity with which the Company is affiliated or with which the Company has a business relationship, or any firm, corporation or other entity that competes with the Company. No officer, director, employee or Stockholder of the Company or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company.

3.13 Title to Property and Leases.

(a) The Company does not own any real property and leases only the real property disclosed in Schedule 3.13(a). The real property leases set forth on Schedule 3.13(a) are in full force and effect and constitute valid and binding agreements of the Company, and neither the Company nor any other party is in breach of any of their terms. None of said real property leases requires the consent of any party thereto in connection with the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.13(a) all structures and all structural, mechanical and other physical systems thereof that constitute part said leased real property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items at said leased real property, taken as a whole are, to the knowledge of the Company, free of defects and are in good operating condition and repair given the age and use of such assets.

(b) Except as set forth in Schedule 3.13(b), the Company has good and marketable title to all of the personal property used in its business, free and clear of any and all claims, liens, encumbrances, equities and restrictions of every kind and nature whatsoever, except for such claims, liens, encumbrances, equities and restrictions as are not in the aggregate material to the business, operations or financial condition of the Company and neither the Stockholders nor R.M. Flower own any interest in any personal property located on any real property owned, leased or otherwise used in connection with the Company’s business.

(c) All of the machinery, equipment and other personal property of the Company taken as a whole, are, to the knowledge of the Company, in good working order and condition, ordinary wear and tear excepted. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on Schedule 3.13(c).

3.14 Intellectual Property.

(a) Schedule 3.14(a) identifies all of the following that are used or held for use by the Company in the course of its business or in which the Company claims any ownership rights: (i) all trademarks, service marks, certification marks, trade names, corporate names, brand names, trade dress, logos, internet domain names and all other indicia of origin, including all common law marks, together with all translations, adaptations, derivations, and combinations thereof (collectively, “Trademarks”), together with all registrations and pending applications in any jurisdiction to register any such rights; (ii) all patents, patent applications and patent disclosures (collectively, “Patents”); (iii) all registered copyrights and applications to register copyrights in any jurisdiction; and (iv) all licenses of rights to use any computer software, Trademarks, patents, copyrights and other intellectual property, whether to or by the Company, except licenses to use “off-the-shelf” third-party software products acquired in the ordinary course of business. The term “Intellectual Property,” as used in this Agreement, shall mean all assets described or required to be described in Schedule 3.14(a), and any and all other intellectual property, proprietary rights, technology, and know-how that is owned by the Company or used in any way by the Company or held for use by the Company, in each case to conduct the Company’s business or otherwise design or produce any of the Company’s products, as used in accordance with past practices, as presently conducted and as presently proposed to be conducted, including, without limitation, all Trademarks and Patents, the goodwill associated therewith and registrations in any jurisdiction, and applications in any jurisdiction to register, each of the foregoing, including any extension, modification or renewal of any such registration or application; all inventions (whether or not reduced to practice), all improvements thereto, discoveries, ideas, designs, processes and dies whether patentable or not; all patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions, reexaminations or reissues thereof, in any jurisdiction; all nonpublic information, know-how, trade secrets, confidential business information (including research and development, formulas, compositions, manufacturing and production techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals and similar information) and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; all proprietary writings, artwork and other works of authorship, whether copyrightable or not, in any jurisdiction; all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any other intellectual property or proprietary rights. The Company has taken all actions, made all filings and paid all fees to maintain registration for all issued Patents and all registered trademarks, service marks and registered copyrights listed in Schedule 3.14(a). The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to any Intellectual Property owned by it.

(b) Except with respect to any license agreement described in Schedule 3.14(b), the Company owns free and clear of any Liens and free and clear of any and all rights, title and interest of any other party, all right, title and interest to, or has validly licensed or otherwise valid rights to use all Intellectual Property used in any way by, held for use by or necessary for the conduct of the Company’s business as used in accordance with past practices, as presently conducted and as presently proposed to be conducted.

(c) Except as described in Schedule 3.14(c), the Company has not received any notice of any claim of infringement, misappropriation or violation of the intellectual property or other proprietary rights of any person and no person has asserted or, to the knowledge of the Company, threatened to assert any challenge with respect to any Intellectual Property used by the Company. To the knowledge of the Company, except as described in Schedule 3.14(c), no third party has asserted ownership rights in any of the Intellectual Property (except to the extent that such Intellectual Property is owned by a third party and has been properly licensed to the Company). No Intellectual Property owned, used and/or licensed by the Company is being used or enforced in a manner that by itself would result in the abandonment, cancellation or unenforceability of or any other loss, diminishment or impairment of rights in such Intellectual Property.

(d) No license pursuant to which the Company acquired the right to use any Intellectual Property is subject to termination or cancellation or change in its terms or provisions, nor are the Company’s rights thereunder diminished or impaired, nor are the Company’s obligations thereunder increased, as a result of this Agreement or the consummation of the transactions contemplated by this Agreement. To the knowledge of the Company, no other person claims the right to use in connection with similar or closely related goods and in the same geographic area any mark which is identical or confusingly similar to any of the Trademarks.

(e) The use of any Intellectual Property by the Company does not infringe on or otherwise violate the rights of any person and is otherwise being used only in accordance with any applicable license pursuant to which the Company acquired the right to use any Intellectual Property. To the knowledge of the Company and the Stockholders, no person has infringed upon or violated or is currently infringing or otherwise violating any right of the Company with respect to any Intellectual Property. The Company has the legal right to use all copies of all computer software currently used or held for use by the Company. The Intellectual Property constitutes all of the intangible property used or held for use by the Company to conduct its business consistent with past practices, as presently conducted and as presently proposed to be conducted.

(f) Any and all rights any of the Stockholders and/or R.M. Flower may have had or currently has to any Intellectual Property have been previously assigned to the Company without obligation by the Company to pay any royalty or make any other payment whatsoever therefor, and none of the Stockholders or R.M. Flower have any individual rights of any kind to any Intellectual Property.

(g) Neither the Company nor either of the Stockholders nor any employees, former employees or agents of the Company have violated any non-compete agreements with third parties or taken or improperly used any trade secrets of any third party.

3.15 Environmental Compliance. The Company has not caused or allowed, nor has it contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substance (as defined below) in violation of the law in connection with the operations of its business or otherwise. The Company is and has been in compliance with all applicable Environmental Laws (as defined below) and orders or directives or any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances, except where failure to comply would not have a material adverse effect on the Company or the Company’s assets or financial condition. The Company has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceedings, claims or lawsuits, from any person, entity or governmental authority arising out of the conduct of its operations, nor is it aware of any basis therefor. The Company has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by any Environmental Laws applicable to the business operations of the Company and is in compliance with all such permits, licenses and approvals, except where failure to do so would not have a material adverse effect on the Company or the Company’s assets or financial condition. For purposes of this Agreement, the term “Environmental Laws” shall mean any federal, state or local law, ordinance or regulation pertaining to the protection of human health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., Emergency Planning and Community Right-to-Know Act, 42 U.S.C. 11001 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. For purposes of this Agreement, the term “Hazardous Substances” shall include oil and petroleum products, asbestos, polychlorinated biphenyls and urea formaldehyde, and any other materials classified as hazardous or toxic under any Environmental Laws.

3.16 OSHA Compliance. The Company is in compliance with the Federal Occupational Safety and Health Act, as amended, and all regulations thereunder, except where failure to comply would not have a material adverse effect on the Company or the Company’s assets or financial condition.

3.17 ERISA Compliance. With respect to the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder (“ERISA”):

(a) Plans. Schedule 3.17 sets forth any and all “employee benefit plans” maintained by or on behalf of the Company or any ERISA Affiliates as defined in Section 3(3) of ERISA (a “Plan”), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits. For purposes of this Agreement, “ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder (the “Code”); and “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any defined benefit pension plan or Multiemployer Plan.

(b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance in all material respects with all applicable laws, and no fact that might constitute grounds for the involuntary termination of the Plan, or for the appointment by the appropriate United States District Court of a trustee to administer the Plan, exists at the time of execution of this Agreement.

(c) Liabilities. Except for liabilities and expenses which become payable and are timely paid pursuant to the terms and usual operations of the Plans, the Company is not currently and, to the best of the Stockholders’ knowledge, will not become subject to any material liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any material tax, penalty or liability arising under Title I or Title IV of ERISA or Chapter 43 of the Code.

(d) Funding. The Company and each ERISA Affiliate has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan or Plans have an “amount of unfunded benefit liabilities” (as defined in Section 4001 (a)(18) of ERISA) which, in the aggregate, exceeds $5,000.

3.18 Indebtedness. Except as set forth on the Financial Statements, the Company is not obligated in respect of any indebtedness or other liability (whether absolute, accrued, contingent or otherwise) that GAAP would require to be included in determining total liabilities on a balance sheet. Schedule 3.18 lists all the indebtedness for borrowed money of the Company (including the Loan and all Related Party Loans), as will be in effect immediately after the execution of this Agreement.

3.19 Statements Not False or Misleading. No representation or warranty given by the Stockholders contained in this Agreement or any schedule or any exhibit attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished to Buyer pursuant hereto or pursuant to the transactions contemplated by this Agreement, taken as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact that is necessary in order to make the statements contained therein not misleading.

3.20 Complete Copies of Materials. The Stockholders have delivered to Buyer true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by Buyer.

3.21 Absence of Claims Against Company. Except as set forth on Schedule 3.21, no Stockholder, customer or supplier has any claims against the Company.

3.22 Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

3.23 Powers of Attorney. Schedule 3.23 sets forth a complete and accurate list as of the date of this Agreement, of the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

3.24 Material Contracts and Commitments.

(a) The Stockholders have delivered to Buyer true, complete and correct copies of all contracts, commitments, leases, instruments, agreements, licenses or permits, to which the Company is a party or by which it or its properties are bound (including without limitation joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or stockholder of the Company are parties (“Related Party Agreements”); (ii) that may give rise to obligations or liabilities, or (iii) that may generate significant revenues or income (collectively with the Related Party Agreements, the “Material Contracts”). Schedule 3.24(a) sets forth a complete list of all Material Contracts of the Company.

(b) Except to the extent set forth on Schedule 3.24(b), (i) the Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (ii) there are no Material Contracts that were not negotiated at arm’s length. Except to the extent set forth on Schedule 3.24(b), the Company has not received any material customer complaints concerning its products and/or services, nor has it had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any material revenue.

(c) Each Material Contract is valid and binding on the Company and is in full force and effect and to the knowledge of the Company is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the transactions contemplated by this Agreement and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit (“Third Party Consents”), including, without limitation, the Third Party Consents set forth on Schedule 3.24(c) except as waived by Buyer in writing.

3.25 Insurance. The Stockholders have delivered to Buyer true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies since the Balance Sheet Date.

3.26 Labor and Employment Matters. With respect to employees of and service providers to the Company (i) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice; (ii) there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Company’s knowledge, threatened, before the National Labor Relations Board or any other comparable authority; (iii) there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending or, to the Stockholders’ knowledge, threatened, against or directly affecting the Company; (iv) to the Stockholders’ knowledge, no labor representation organization effort exists nor has there been any such activity within the past three (3) years; (v) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Stockholders’ knowledge, no claims therefor exist or have been threatened; (vi) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company; and (vii) all persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

3.27 Absence of Changes. Since October 31, 2008, the Company has conducted its business in the ordinary course and, except as contemplated herein, or as set forth on Schedule 3.27, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company; (ii) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments; (iii) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company; (iv) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice and disclosed to Buyer; (v) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company; (vi) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person, including without limitation the Stockholders and their affiliates; (vii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Stockholders and their affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice; (viii) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights; (ix) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company; (x) any waiver of any material rights or claims of the Company; (xi) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party; (xii) any transaction by the Company outside the ordinary course of business; (xiii) any capital commitment by the Company, either individually or in the aggregate, exceeding $10,000; (xiv) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets; (xv) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable); (xvi) any loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others; (xvii) the commencement or notice or, to the knowledge of the Stockholders, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or (xviii) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

3.28 Disclosure.

(a) All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished to Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects.

(b) There is no fact known to any Stockholder that has specific application to such Stockholder (other than general economic or industry conditions) and that materially adversely affects the assets, financial condition, or results of operations of the Company that has not been set forth in this Agreement or any Schedule hereto.

3.29 Predecessor Status; Etc. Schedule 3.29 sets forth a listing of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of the Company and all of its predecessor companies during the five-year period immediately preceding the date hereof, including without limitation the names of any entities from whom the Company has acquired material assets. During the five (5) year period immediately preceding the date hereof, the Company has operated only under the names set forth on Schedule 3.29 in the jurisdiction or jurisdictions set forth on Schedule 3.29 and has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

3.30 Location of Chief Executive Offices. Schedule 3.30 sets forth the location of the Company’s chief executive offices.

3.31 Location of Equipment and Inventory. All inventory and equipment held by the Company is located at one of the locations shown on Schedule 3.31. For purposes of this Agreement, (a) the term “inventory” shall mean any inventory of whatever nature owned by the Company, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods wherever located, together with all goods, supplies, incidentals, packaging materials and any other items used or usable in manufacturing, processing, packaging or shipping the same; in all stages of production — from raw materials through work-in-process to finished goods; and (b) the term “equipment” shall mean any “equipment” of any nature owned by the Company, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Company, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

3.32 Indebtedness. Schedule 3.32 accurately sets forth the following: (a) the balance of the AOS Loan, (b) any and all indebtedness owed (including principal, interest and fees, if any) to Buyer or others for borrowed money, other than the AOS Loan, (c) all other net amounts owed to Buyer by the Company, (d) all Related Party Loans, (e) any trade accounts payable of the Company (other than owed to Buyer) in excess of $0.75 million, and (f) any cash on hand at the Company. Schedule 5.1(a) accurately sets forth balances as of October 27, 2009 on Company credit cards to which either of the Stockholders is obligated and all out-of-pocket business expenses incurred by Stockholders through October 31, 2009. Schedule 5.1(b) accurately sets forth all deferred salaries and commissions owed to the Stockholders through October 31, 2009. Schedule 5.1(c) accurately sets forth all Related Party Loans (as hereinafter defined).

4. REPRESENTATIONS AND WARRANTIES OF BUYER

To induce the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to the Company and the Stockholders as follows:

4.1 Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

4.2 Authorization. Buyer has full legal right, power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action properly taken and do not and will not contravene or conflict with any provision of law, any applicable judgment, ordinance, regulation or order of any court or governmental agency, the Certificate of Incorporation, as amended, or Bylaws, as amended, of Buyer or any agreement binding upon it. The officer executing this Agreement is duly authorized to act on behalf of Buyer.

4.3 Validity and Binding Effect. This Agreement is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

5. COVENANTS

5.1 Payment of Related Party Loans and Certain Expenses.

(a) Within sixty (60) days after the date hereof, Buyer will cause Company to: (i) pay off any balances as of October 27, 2009 on Company credit cards to which either of the Stockholders is obligated in the amounts set forth on Schedule 5.1(a), subject to the terms and conditions of the Employment Agreements, and (ii) reimburse Stockholders for any out-of-pocket expenditures incurred for Company business expenses (subject to proper documentation and verification of appropriate business purpose) in the amounts set forth on Schedule 5.1(a).

(b) The payment of certain commissions due to the Stockholders which constitute Related Party Loans and deferred salaries, all as listed on Schedule 5.1(b) shall be as set forth in that certain Supplemental Agreement dated the date hereof between Buyer, the Stockholders and the other parties thereto (the “Supplemental Agreement”).

(c) The payment of all employee and related party loans, net, owed by the Company, including, without limitation, net amounts owed to the Stockholders, to R.M. Flower, and to the George T. Hazelton Family Trust, all as listed on Schedule 5.1(c) attached hereto (the “Related Party Loans”) less any amount paid pursuant to Section 5.1(a) or (b) above shall be paid as set forth in the Supplemental Agreement; provided, however, that payment of any amount owed to R.M. Flower is conditioned upon R.M. Flower first executing an employment agreement with Company in form reasonably satisfactory to Buyer. Nothing in this Agreement or the transactions contemplated herein or the exercise of the Warrant shall be deemed to require payment of such loans at any earlier time. In the event that any Stockholder, R.M. Flower, related party or employee owes the Company any amount (net of any amounts owed by the Company to such person) as of October 31, 2009, then such person shall pay in full to the Company all such amounts (net) owed to Company within ten (10) business days after the date hereof.

5.2 Employment Agreements. As of the date of this Agreement, each of G. Thomas Hazelton, Jr. and Daniel Roehrs agree to enter into a new employment agreement with the Company in the forms attached hereto as Exhibits B-1 and B-2 (each, an “Employment Agreement”).

5.3 Buy-Sell Agreements. As of the date of this Agreement, each of G. Thomas Hazelton, Jr. and Daniel Roehrs agree to enter into a buy-sell agreement with Buyer granting Buyer the right to purchase any shares of Buyer’s capital stock owned now or in the future by an Stockholder, in the form attached hereto as Exhibit C (a “Buy-Sell Agreement”).

5.4 Employee Innovations and Proprietary Rights Assignment and Confidentiality Agreement. As of the date of this Agreement, each of the Stockholders agree to enter into an Employee Innovations and Proprietary Rights Assignment and Confidentiality Agreement with the Company in the form attached hereto as Exhibit D (a “Rights Assignment Agreement”), which shall be incorporated into each Stockholder’s Employment Agreement.

5.5 Employee Benefit Plans. If requested by Buyer, the Company shall terminate any Company Plan or Company Benefit Arrangement substantially contemporaneously with the Closing.

5.6 Cooperation. The Company, the Stockholders, and Buyer shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Stockholders shall cause the officers, directors and employees of the Company to cooperate with Buyer on and after the Closing Date in furnishing information and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

5.7 Access to Information; Public Disclosure.

(a) Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of Buyer access to (i) all of the sites, properties, books and records of the Company and (ii) such additional financial and operating data and other information as to the business and properties of the Company as Buyer may from time to time reasonably request, including without limitation, access upon reasonable request to the Company’s employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated herein.

(b) Prior to the Closing Date, neither the Company nor any Stockholder shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Buyer in writing.

5.8 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Date, the Company will (except as requested or agreed by Buyer): (i) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting; (ii) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted; (iii) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights; (iv) keep in full force and effect present insurance policies or other comparable insurance coverage; (v) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it; (vi) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; (vii) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; (viii) except as otherwise provided in this Agreement, maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice, and maintain salaries and compensation levels for Stockholders in accordance with the Employment Agreements; provided that Buyer shall approve all criteria for bonuses and Stockholders will only be eligible for equity compensation after the Closing; and (ix) Stockholders shall, and shall cause the Company to, comply with all provisions of the AOS Loan and all other written agreements with Buyer.

5.9 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.9 shall not, without the express written consent of the other parties be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Articles 6 and 7, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.10 Agreements Regarding Sales of Certain Products. Buyer and Stockholders agree that Company will not sell any products found to infringe on the rights of any third party. The Company and each of the Stockholders believe that the Company’s Mil-Prf 83526/16 and Mil-Prf 83526/17 connectors, plugs, related parts and cable assemblies and higher channel count versions of these products (collectively, “M83526 Connectors”) and the Company’s EZ-MATE™ connectors, plugs, related parts and cable assemblies (collectively, “EZ-MATE Connectors”), do not infringe on the rights of any third party. Until Buyer notifies the Company in writing to the contrary, neither Buyer nor any of Buyer’s subsidiaries (excluding the Company) or affiliates (collectively, the “Buyer Companies”) will offer to sell, sell, use, assist with or encourage the sale of any M83526 Connectors or any EZ-MATE Connectors. Further, until Buyer notifies the Company in writing to the contrary, no employee, agent, representative, officer, director or personnel of the Buyer Companies will offer to sell, sell, use, assist with or encourage the sale of any M83526 Connectors or any EZ-MATE Connectors.

5.11 Sublease. On or before the date of this Agreement, the Stockholders will cause the Company, as subtenant, to enter into a certain Sublease Agreement with Buyer, as sublandlord, with respect to premises consisting of approximately 20,697 square feet located at 1700 Capital Avenue, Suite 150, Plano, Texas, which sublease shall be subject to a certain Lease Agreement to be entered into on or before the date hereof between Cabot Industrial Properties, L.P., as lessor, and Buyer, as lessee, with respect to said premises.

5.12 Opinion. As of the date of this Agreement, the Shareholders will cause the counsel of the Company to provide an opinion in form reasonably satisfactory to Buyer.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

6.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Stockholders contained in this Agreement shall be true, correct and complete on and as of the date hereof; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; Stockholders shall not be in breach of this Agreement or any related agreements contemplated by this Agreement; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of each of the Stockholders shall have been delivered to Buyer.

6.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer’s proposed acquisition of the Company, or limiting or restricting Buyer’s conduct or operation of the business of the Company (or its own business) following the transactions contemplated by this Agreement shall be in effect or threatened, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending or threatened. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Buyer, the Stockholders or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

6.3 No Material Adverse Change. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since the Balance Sheet Date.

6.4 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby, shall have been obtained and made.

6.5 Opinion of Counsel. Buyer shall have received an opinion from counsel to the Company, dated the Closing Date, in a form reasonably satisfactory to Buyer.

6.6 Charter Documents. Buyer shall have received (a) a copy of the Articles of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of the Company certified by the Secretary of the Company, and such documents shall be in form and substance reasonably acceptable to Buyer.

6.7 Due Diligence Review. The Company shall have made such deliveries as are called for by this Agreement. Buyer shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company.

6.8 Fairness Opinion. Buyer shall have received a fairness opinion from an independent valuation firm in a form satisfactory to Buyer in its sole discretion.

6.9 Lender Consent. Buyer shall have received the consent of Valley Bank, to the extent necessary or desirable in Buyer’s discretion, to the transactions contemplated by this Agreement.

6.10 Board Approval. Buyer’s board of directors shall have approved this Agreement and the transactions contemplated in this Agreement.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS

The obligation of the Stockholders and the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete on and as of the date hereof; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied.

8. INDEMNIFICATION

8.1 General Indemnification by the Stockholders. The Stockholders jointly and severally covenant and agree to indemnify, defend, protect and hold harmless Buyer and the Company and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (other than the Stockholders and R. M. Flower) (individually, an “Indemnified Party” and collectively, “Indemnified Parties”) from, against and in respect of:

(a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys’ fees and disbursements of every kind, nature and description) (but excluding Litigation Expenses) (collectively, “Damages”) suffered, sustained, incurred or paid by any Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly (i) any breach of any representation or warranty of the Stockholders set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Stockholder in connection herewith; (ii) any nonfulfillment of any covenant or agreement by the Stockholders under this Agreement; (iii) the business, operations or assets of the Company prior to the date hereof or the actions or omissions of the Stockholders or the Company’s directors, officers, stockholders, employees or agents prior to the date hereof; (iv) any liabilities and obligations set forth in Schedule 8.1(a)(iv) (“Excluded Liabilities”) or (v) any breach or default by any person of a certain Lease Agreement dated August 19, 1999 between Cabot Industrial Properties, L.P., successor in interest to Primera Palisades, LP, and Probity Electronics, Inc. or that certain Sublease Agreement dated August 31, 2004, between Probity Electronics, Inc. and Company;

(b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1; and

(c) any and all Damages arising from any litigation or disputes arising from any actions or events occurring in periods prior to the Closing Date.

The Stockholders shall have no obligation to make any indemnification payment required under this Section 8.1 for any amount in excess of the Indemnification Cap (as hereinafter defined), other than any claim resulting from actual fraud, any breach of any representation or warranty contained in any of the Excluded Representations, any knowing breach of any representation or warranty contained in Sections 3.11, 3.15, 3.16, 3.17 or 3.26 of this Agreement, any breach of any covenant, obligation or agreement set forth in Articles I, II, V or VIII of this Agreement or any breach of any confidentiality, non-disclosure or noncompete covenant, obligation or agreement set forth in the Employment Agreements, the Rights Assignment Agreements or any other agreement to which either of the Stockholders and either the Company or Buyer are parties. The “Excluded Representations” include those set forth Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.8, 3.12, 3.13(b) and 3.18 of this Agreement. The “Indemnification Cap” shall be equal to the Purchase Price including, without limitation, the Earn Out Amount, plus the aggregate amount of the Related Party Loans as set forth in Schedule 5.1(b) actually paid (excluding commissions and salary due to the Stockholders for periods prior to the date hereof as set forth in Schedule 5.1(b)) plus any other amount received by any of the Stockholders in cash, stock, reduction of indebtedness or otherwise under this Agreement, the transactions contemplated herein or the purchase of the additional 10% equity interest in the Company by Buyer from the Shareholders.

8.2 General Indemnification by the Buyer. Buyer covenants and agrees to indemnify, defend, protect and hold harmless each Stockholder from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys’ fees and disbursements of every kind, nature and description) (collectively, “Damages”) suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly (i) any breach of any representation or warranty of the Buyer set forth in this Agreement or certificate, delivered by or on behalf of Buyer in connection herewith; or (ii) any nonfulfillment of any covenants or agreement by the Buyer set forth in this Agreement.

8.3 Indemnification Procedures. All claims or demands for indemnification under this Article 8 (“Claims”) shall be asserted and resolved as follows:

(a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 8.1 hereof (the “Indemnifying Party”) which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Stockholders Representative of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). If the Stockholders Representative does not notify the Indemnified Party within thirty (30) days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 8.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty (30) days and, for sixty (60) days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

(b) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice to the Stockholders Representative. The Stockholders Representative shall have thirty (30) days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(c) In the event that Stockholders Representative timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

(d) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

(e) The Indemnified Party’s failure to give reasonably prompt notice as required by this Section 8.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(f) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 8, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

8.4 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Stockholders, and Buyer in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Stockholders will survive the Closing.

8.5 Remedies Cumulative. The remedies set forth in this Article 8 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

8.6 Right to Set Off. Buyer shall set off, in whole or in part, against the Earn Out Amount to be paid pursuant to Section 1.2(ii) up to the amount of the minimum Earn Out Amount set forth in Section 1.6(c) hereof, amounts owed by the Stockholders to Buyer under this Article 8 and for Litigation Expenses. Buyer shall have the right, but not the obligation, to set off, in whole or in part, against any Earn Out Amount in excess of said minimum Earn Out Amount, amounts owed by the Stockholders to Buyer under this Article 8.

8.7 Waiver. Notwithstanding anything to the contrary herein, the Stockholders hereby waive any and all right to indemnification by the Company and its successors and assigns, whether arising by agreement, under applicable law or otherwise, with respect to Damages (as defined hereinabove) suffered, sustained, incurred or paid by either or both of the Stockholders in connection with, resulting from, or arising from time to time out of, directly or indirectly, events occurring prior to the date hereof or as a result of any act or omission of either of the Stockholders. The Stockholders agree that the execution of this Agreement, the exercise of the Warrant and the transactions contemplated herein shall not be deemed to create a default or trigger any acceleration or other remedy in connection with any indebtedness due to either of them by the Company.

9. GENERAL

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely (a) by mutual consent of the Buyer and the Stockholders; (b) by the Stockholders or by Buyer if the Closing shall not have occurred on or before February 15, 2012; (c) by the Stockholders as a group, on the one hand, or by Buyer in its sole discretion, on the other hand, if there is or has been a breach, failure to fulfill or default on the part of the other party (with the Stockholders deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions to Closing contained herein; (d) by Buyer if there shall be an order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity which would make the consummation of the transactions contemplated by this Agreement illegal; (e) by Buyer if any of the conditions in Section 6 has not been satisfied as of October 31, 2009 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (f) by Stockholders if any of the conditions in Section 7 has not been satisfied as of October 31, 2009 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Stockholders have not waived such condition on or before the Closing Date.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence, each party shall remain liable for any breach of this Agreement by such party prior to its termination.

9.3 Successors and Assigns. This Agreement and the rights and obligations of the parties hereunder may not be assigned, except (a) by operation of law and (b) that Buyer may assign any of its rights or obligations under this Agreement to any direct or indirect subsidiary or to any affiliate in its sole and absolute discretion; provided, however, that Buyer shall not be released from liability for the timely performance of Buyer’s obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors and assigns of Buyer, and the heirs and legal representatives of the Stockholders.

9.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

9.6 Brokers and Agents. The Stockholders and the Buyer each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and covenants and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

9.7 Expenses. Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Company) have and will pay the fees, expenses and disbursements of the Stockholders, the Company and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement; provided, however, that Buyer shall pay directly to Whitlow & Youell, PLC legal fees up to $25,000 upon the closing of the transactions contemplated herein including the full execution of this Agreement and all other documents to be executed in connection herewith and the exercise of the Warrant and the additional 10% equity interest after receiving a detailed invoice therefore reasonably satisfactory to Buyer less any amount previously paid to Whitlow & Youell, LLP as aforesaid.

9.8 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

If to Buyer to:

Optical Cable Corporation

5290 Concourse Drive

Roanoke, VA 24019

Attention: Neil D. Wilkin, Jr., Chairman, President and CEO

with a copy to:

Woods Rogers PLC

Wachovia Tower, Suite 1400

10 S. Jefferson Street

Roanoke, Virginia 24011

Attention: Nicholas C. Conte, Esq.

If to any Stockholder to Stockholders Representative:

G. Thomas Hazelton, Jr.

1700 Capital Avenue, Suite 150

Plano, Texas 75074

(Telefax: (972) 509-9009)

with a copy to:

Whitlow & Youell, PLC

26 West Kirk Avenue

Roanoke, Virginia 24011

Attention: C. Cooper Youell, IV, Esq.

(Telefax: (866) 684-7836)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

9.9 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of Virginia, excluding its principles of conflicts of laws. Any disputes arising out of this Agreement or any of the transactions contemplated hereby shall be adjudicated in a State or Federal court of competent civil jurisdiction sitting in the City of Roanoke, Virginia and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any proceeding arising out of this Agreement or any of the transactions contemplated hereby.

9.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

9.11 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

9.12 Mutual Drafting; Person. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto. As used in this Agreement, the term “person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

[Execution Page Following]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

OPTICAL CABLE CORPORATION

By:	/S/ NEIL D. WILKIN, JR.
Name: Neil D. Wilkin, Jr.
Title: Chairman, President and CEO

STOCKHOLDERS:

/S/ G. THOMAS HAZELTON, JR.
G. Thomas Hazelton, Jr.

/S/ DANIEL ROEHRS
Daniel Roehrs

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